Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS® REPORTS FOURTH QUARTER SALES

GROWTH OF 30%, DILUTED EPS OF $0.21

•                  Reports first profitable year with net income of $7.9 million, GAAP diluted EPS of $0.25 and non-GAAP diluted EPS of $0.65

•                  Generates $28.5 million in cash from operations during 2009, ends year with over $105 million in cash and investments

•                  Introduces 2010 financial guidance

MOUNTAIN VIEW, Calif. (February 23, 2010) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first proven non-surgical permanent birth control method available, today reported financial results for the three and 12 months ended December 31, 2009.

Net sales for the fourth quarter of 2009 were $37.0 million, an increase of 30% compared with net sales of $28.5 million for the fourth quarter of 2008. Net sales were slightly below the Company’s October 2009 guidance of $37.5 million to $38.0 million.  Net sales for 2009 were $131.4 million, an increase of 29% compared with net sales of $102.0 million for 2008.

Net income for the fourth quarter of 2009 was $6.6 million, or $0.21 per diluted share, compared with net income for the same period of 2008 of $4.0 million, or $0.13 per diluted share.  These results were at the top of the Company’s net income guidance range of

$0.19 to $0.21 per diluted share.  Non-GAAP net income for the fourth quarter of 2009 was $10.3 million, or $0.33 per diluted share, compared with non-GAAP net income for the prior year fourth quarter of $6.5 million, or $0.21 per diluted share.

Net income for 2009 was $7.9 million, or $0.25 per diluted share, compared with a net loss for 2008 of ($3.9) million or a loss of ($0.13) per diluted share.  Non-GAAP net income for 2009 was $20.3 million, or $0.65 per diluted share, compared with non-GAAP net income for 2008 of $7.0 million, or $0.23 per diluted share.  The net income (loss) for the three and 12 months ended December 31, 2008 has been revised on a retrospective basis to comply with a change in accounting principle adopted on January 1, 2009 with respect to the Company’s outstanding convertible debt.

Domestic sales of the Essure system for the fourth quarter of 2009 increased 28% to $28.8 million and international sales increased 37% to $8.2 million, both compared with the prior year fourth quarter.  Domestic sales growth reflects continued increases in both the number of physicians entering and completing training, and in the number of certified physicians performing the Essure procedure in-office.  The percentage of domestic procedures performed in sites of minimal anesthesia in the fourth quarter of 2009 was approximately 65%, consistent with the third quarter of 2009.  International sales growth was positively impacted by the Company’s expansion into Brazil.

Gross profit for the fourth quarter of 2009 was $30.4 million, compared with $22.6 million for the fourth quarter of 2008.  Gross profit margin was 82% of net sales for the fourth quarter of 2009 compared with 79% for the fourth quarter of 2008.  Gross profit margin for 2009 improved to 82% from 79% in 2008.

Total operating expenses for the fourth quarter of 2009 were $22.2 million, up from $17.7 million for the fourth quarter of 2008.  Total operating expenses for 2009 increased 17% to $92.7 million from $79.5 million in 2008.

Cash and cash equivalents were $61.7 million as of December 31, 2009, an increase of $9.5 million from September 30, 2009. The Company generated cash from operations in the fourth quarter of 2009 of $10.1 million and $28.5 million for the full year.  The Company ended 2009 with over $105 million in cash and investments.

“We are pleased to have achieved the top of our earnings guidance range for 2009,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “Fourth quarter growth in net sales of 30% was our highest of the year and reflects the success of our awareness initiatives. These financial results validate the powerful leverage of the Essure business model, in that we have been able to substantially grow the bottom line while continuing to invest in our sales and consumer awareness programs.”

Financial Guidance

Conceptus provided financial guidance for the 2010 full year and first quarter as follows:

•                  The Company expects 2010 net sales to be in the range of $160.0 million to $165.0 million, an increase of 22% to 26% compared with 2009 net sales of $131.4 million.

•                  The Company expects 2010 GAAP diluted EPS to be in the range of $0.50 to $0.55 and non-GAAP diluted EPS to be in the range of $0.99 to $1.04, based on weighted average shares outstanding of 32.3 million.

•                  The Company expects first quarter 2010 net sales to be in the range of $33.0 million to $34.0 million, GAAP diluted EPS to be in the range of a loss of $(0.09) to $(0.10), and non-GAAP diluted EPS to be in the range of $0.02 to $0.03, based on weighted average shares outstanding of 31.8 million.  The net loss in the first quarter is driven by expenditures on the Company’s physician and patient awareness programs.

“In developing our 2010 guidance we believe we have accounted for the continued success of our awareness programs offset by any impact of the weak global economy and competition,” commented Mr. Sieczkarek. “We will continue to invest in these strategic programs, which are expected to lead to substantial earnings per share growth as we move through the year.  We look forward to building on the growth and momentum we have exiting 2009.”

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

The Company has supplemented its reported GAAP financial information with a non-GAAP measure of net income that excludes stock-based compensation expense, non-cash interest expense, amortization of intangible assets and amortization of debt issuance costs. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitates a better comparison of results for current periods with the Company’s previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of the non-GAAP net income (loss) to GAAP net income, the most directly comparable GAAP measure, is provided on the attached schedule.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measure provided in the attached schedule.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250, from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern time February 23, 2010 through 11:59 p.m. Eastern time on February 25, 2010 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 54188956.

About the Essure®   Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in under 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Small, flexible micro-inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. Essure is 99.8% effective based on four years of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost may be as low as a simple co-pay.

Three months after the Essure procedure, a doctor performs an Essure Confirmation Test to confirm that the micro-inserts are properly placed and the fallopian tubes are fully blocked, giving the patient reliance on Essure for permanent birth control. Essure has been proven and trusted by physicians since 2002, with more than 370,000 women worldwide having undergone the Essure procedure.

Essure and Conceptus® are registered trademarks of Conceptus Inc.

About Conceptus, Inc.

Conceptus, Inc. (NASDAQ: CPTS), is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Mountain View, Calif.-based company manufactures and markets Essure permanent birth control. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure.  Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area. Information about Conceptus is available at www.conceptus.com.

©2010.  All rights reserved.  Conceptus and Essure are registered trademarks and your Family is Complete your Choice is Clear is a service mark of Conceptus Inc.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding sales growth, financial guidance, growth in physician metrics, performances of Essure in the office setting, market development initiatives and the use of non-GAAP financials measures and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, recessionary pressures, decisions by insurance companies, scientific advances by third parties, litigation risks, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
		As Adjusted (Note A)		As Adjusted (Note A)

Net sales	$36,960	$28,525	$131,407	$101,977

Cost of goods sold	6,577	5,919	24,048	21,650

Gross profit	30,383	22,606	107,359	80,327

Operating expenses:
Research and development	1,931	1,602	7,080	6,788
Selling, general and administrative	20,257	16,139	85,636	72,685

Total operating expenses	22,188	17,741	92,716	79,473

Operating income	8,195	4,865	14,643	854

Interest and other expense, net	(1,607)	(1,213)	(6,340)	(4,764)

Income (loss) before provision for income taxes	6,588	3,652	8,303	(3,910)

Provision (benefit) for income taxes	(15)	(305)	358	(24)

Net income (loss)	$6,603	$3,957	$7,945	$(3,886)

Basic income (loss) per share:
Net Income (loss)	$0.21	$0.13	$0.26	$(0.13)
Shares used in per share amounts	30,728	30,362	30,572	30,216

Diluted income (loss) per share:
Net Income (loss)	$0.21	$0.13	$0.25	$(0.13)
Shares used in per share amounts	31,661	30,874	31,252	30,216

A     Adjusted for the retrospective adoption of ASC 470-20 Debt with Conversion and Other Options, or ASC 470-20 (formerly Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1 (FSP APB 14-1)).

	Three Months Ended December 31, 2008
	As Originally Reported	As Adjusted	Effect of Change
Interest and other expense, net	$(241)	$(1,213)	$(972)
Net income	$4,929	$3,957	$(972)
Basic net income per share	$0.16	$0.13	$(0.03)
Diluted net income per share	$0.16	$0.13	$(0.03)

	Twelve Months Ended December 31, 2008
	As Originally Reported	As Adjusted	Effect of Change
Interest and other expense, net	$(961)	$(4,764)	$(3,803)
Net loss	$(83)	$(3,886)	$(3,803)
Basic and diluted net loss per share	$(0.00)	$(0.13)	$(0.13)

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Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2009	2008
		As Adjusted (Note A)

Cash and cash equivalents	$61,658	$54,720

Accounts receivable, net	17,315	14,377

Inventories, net	4,908	3,829

Short-term investments and put option	43,559	—

Other current assets	3,437	9,095

Total current assets	130,877	82,021

Property and equipment, net	9,782	8,635

Intangible assets and debt issuance costs, net	28,674	6,738

Long-term investments and put option	—	48,321

Goodwill	17,318	17,105

Other assets	488	401

Total assets	$187,139	$163,221

Total liabilities	126,281	119,353

Common stock and additional paid in capital	296,191	286,951

Other comprehensive loss	(993)	(798)

Accumulated deficit	(234,340)	(242,285)

Total stockholders’ equity	60,858	43,868

Total liabilities and stockholders’ equity	$187,139	$163,221

A

Adjusted for the retrospective adoption of ASC 470-20 Debt with Conversion and Other Options, or ASC 470-20 (formerly Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1 (FSP APB 14-1)).

	As Originally Reported	As Adjusted	Effect of Change
Intangible assets and debt issuance costs, net	$7,222	$6,738	$(484)
Total liabilities	$133,259	$119,353	$(13,906)
Common stock and additional paid in capital	$266,576	$286,951	$20,375
Accumulated deficit	$(235,332)	$(242,285)	$(6,953)

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Conceptus, Inc.

Reconciliation of Reported Net Income (loss) and Earnings Per Share to Non-GAAP Net Income and Earnings Per Share

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008 *	2009	2008 *

Net income (loss), as reported	$6,603	$3,957	$7,945	$(3,886)

Adjustments to net income (loss):
Amortization of intangibles (a)	829	191	1,386	782
Stock-based compensation (b)	1,726	1,253	6,282	5,667
Amortization of non-cash interest expense (c)	1,069	1,010	4,187	3,958
Amortization of debt issuance costs (d)	116	116	465	465
Adjustments to net income (loss)	3,740	2,570	12,320	10,872

Non-GAAP net income	$10,343	$6,527	$20,265	$6,986

Income (loss) per share, as reported
Basic	$0.21	$0.13	$0.26	$(0.13)
Diluted	$0.21	$0.13	$0.25	$(0.13)

Non-GAAP earnings per share
Basic	$0.34	$0.21	$0.66	$0.23
Diluted	$0.33	$0.21	$0.65	$0.23

Weighted average common shares used in calculation
Basic	30,728	30,362	30,572	30,216
Diluted	31,661	30,874	31,252	31,034

(a) Consists of amortization of intangible assets primarily patents, licenses and customer relationships

(b) Consists of stock-based compensation in accordance with ASC 718

(c) Consists of amortization of non-cash interest expense in accordance with ASC 470-20

(d) Consists of amortization of debt issuance costs

*  Three and twelve months ended December 31, 2008 represents adjusted numbers due to Conceptus adopting ASC 470-20

(formerly Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1 (FSP APB 14-1)) on January 1, 2009.

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP Financial Measures

To Projected GAAP EPS

(Unaudited)

	Three Months Ending		Twelve Months Ending
	March 31, 2010		December 31, 2010
	From	To	From	To

GAAP Guidance	$(0.10)	$(0.09)	$0.50	$0.55

Estimated Non-GAAP Guidance
Amortization of intangibles	$0.02	$0.02	$0.10	$0.10
Stock-based compensation	$0.06	$0.06	$0.24	$0.24
Amortization of non-cash items for convertible note	$0.04	$0.04	$0.15	$0.15
Total Non-GAAP Adjustments	$0.12	$0.12	$0.49	$0.49

Non-GAAP Guidance	$0.02	$0.03	$0.99	$1.04